Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference to the Registration Statements of L-3 Communications Holdings, Inc. and subsidiaries (the "Company") on Form S-8 (File Nos. 333-59281, 333-64389, 333-78317, 333-64300 and 333-103752) and on Form S-3 (File Nos. 333-75558, 333-84826 and 333-99693) of our report dated January 27, 2004 on our audits of the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the three years ended December 31, 2003, which report is included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 3, 2004